Exhibit 99.2

Trex Company

Third Quarter 2025 Earnings Conference Call

Tuesday, November 04, 2025, 04:30 PM ET

CORPORATE PARTICIPANTS

Bryan Fairbanks--President and Chief Executive Officer

Prithvi Gandhi--Senior Vice President and Chief Financial Officer

Amy Fernandez--Senior Vice President, Chief Legal Officer, Secretary and Chief Sustainability Officer

Casey Kotary--ADVISIRY Partners

PRESENTATION

Operator

Good day, and welcome to the Trex Company Third Quarter 2025 Earnings Conference Call. All participants will be in a listen only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” After today’s presentation there will be an opportunity to ask questions. To ask a question you may press “*” then “1” on a touchtone phone. To withdraw your question please press the “*” then “2.” Please note, this event is being recorded.

I would now like to turn the conference over to Casey Kotary. Please go ahead.

Casey Kotary

Thank you, everyone, for joining us today. With us on the call are Bryan Fairbanks, President and Chief Executive Officer, and Prith Gandhi, Senior Vice President and Chief Financial Officer. Joining Bryan and Prith is Amy Fernandez, Senior Vice President, Chief Legal Officer and Secretary; as well as other members of Trex management.

The company issued a press release today after market close containing financial results for the third quarter of 2025. This release is available on the company's website. This conference call is also being webcast and will be available on the Investor Relations page of the company's website for 30 days.

I will now turn the call over to Amy Fernandez. Amy?

Amy Fernandez

Thank you, Casey. Before we begin, let me remind everyone that statements on this call regarding the company's expected future performance and conditions constitute forward-looking statements within the meaning of federal securities laws. These statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. For a discussion of such risks and uncertainties, please see our most recent Form 10-K and Form 10-Q, as well as our 1933 and other 1934 Act filings with the SEC.

Additionally, non-GAAP financial measures will be referenced in this call. A reconciliation of these measures to the comparable GAAP financial measure can be found in our earnings press release at trex.com. The company expressly disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

With that introduction, I will turn the call over to Bryan Fairbanks.

Bryan Fairbanks

Thank you, Amy, and thank you all for participating in today's call to review our third quarter results and discuss our business outlook. We anticipated 2025 would include some recovery in R&R spend based on historical trends. While there were indications of recovery in the second quarter into July, consumer demand eased during the rest of the third quarter, resulting in third quarter revenues coming in 5% below the midpoint of our guidance range.

But there were a number of positive takeaways worth noting. First, our positioning in the pro and home center channels continue to serve us well and remains a long-term advantage for Trex. Second, new products accounted for 25% of our trailing-12-month sales. This compares favorably with last year's third quarter, when new products accounted for 18% of our 2024 nine-month sales, demonstrating how well aligned our new product launches are with consumer preferences.

Third, our railing strategy, now in its second full year, continued to yield positive results. In Q3, our sales were robust and in line with our expectations. And lastly, our profitability was strong, with gross profit benefiting from higher sales volumes and efficiencies gained from our continuous improvement projects and adjusted EBITDA increasing by 33%, inclusive of a 15% increase in SG&A spending.

These results were achieved under mixed market conditions. As we look ahead, we believe these positive achievements in a challenging market will benefit Trex when the buying season begins in January 2026 in tandem with our Early Buy program. Trex continues to benefit from the strength of our channel positioning, being the leading company in our industry that serves the pro channel and is both on the shelf and available by special order at the leading home centers.

We continue to put priority on ensuring that Trex is present wherever the consumer is shopping for decking and railing products. Also, our new products, products we launched over the last 36 months, have shown impressive growth. While it generally takes about three years for new products to gain full traction, we are pleased with the early success of our most recent launches.

This includes products we added to our Trex Select® decking line. We launched three new colors featuring elevated aesthetics and performance, including the industry's first mid-price deck board that includes SunComfortable™, our proprietary heat mitigating technology. In addition, Trex Select decking is submersible and rated for wild urban interface, making it ideal for marine applications in areas susceptible to wildfires.

We now have the most differentiated mid-priced product on the market. And we continue to see strong demand across our railing portfolio, which we filled out in 2024 with the addition of our innovative cable and glass railing systems and then added our new EnhanceTM steel system and Select® aluminum systems in early 2025. Year-to-date, our railing sales are tracking to the double-digit year-on-year growth that was expected, and we are well positioned to continue on this path in 2026.

We continue to elevate branding, marketing, and R&D spend in the third quarter to support future growth. Our new “Performance Engineered for Your Life Outdoors” campaign launched earlier this year, and it highlights our leadership in delivering outdoor solutions that combine lasting beauty with real-world durability.

These investments in branding and a refreshed marketing campaign have produced significant increases in early indicators of purchase intent. Trex's product sample program and website traffic are both up 50% year-on-year, and our improved cost calculator is driving higher completion rates and generating double-digit increases in lead generation for our contractors.

Another highlight of the third quarter is the continued progress that we're making on our new state-of-the-art plastic processing and decking facility in Arkansas. Production rates and yields in our plastic processing operations continue to surpass our initial expectations. These results support our expectation that once it's fully built, Arkansas will be our most efficient production hub, enabling us to capitalize on growth opportunities for years to come.

Our production level loading strategy, which is now completing its first full annual cycle, has allowed us to increase our operating efficiency and enabled us to work even more closely with our pro channel partners, positioning us to respond quickly when Repair and Remodel spend recovers. As we noted in our earnings release today, we are anticipating a muted fourth quarter and have adjusted our production levels accordingly.

Our fourth quarter sales guidance considers similar market sell-through, as seen in the third quarter. Additionally, the fourth quarter is the seasonally lightest period of shipments for decking, railing, and accessories, and we expect that our channel partners will manage their year-end inventory to lower levels than in the prior year.

Looking ahead, Trex is moving forward with strategies to design to capture an increasing share of the conversion from wood to composite decking. In addition to including our popular SunComfortable™ heat mitigating technology and new decking colors to be introduced in 2026, we have new product launches planned for next year that will include features designed to expand our market penetration.

We support this increased level of activity and continue to strengthen the advanced consumer awareness of the benefits of Trex decking and railing. We expect that in future periods, our SG&A spending will return to pre-COVID levels of approximately 18% of net sales. Also, we expect the mix impact associated with another year of double-digit growth in railing and additional depreciation related to the expansion of our Arkansas facility to reduce 2026 gross margin by approximately 250 basis points. Two thirds of the 250-basis point impact is related to depreciation, with the remainder related to mix.

In summary, while this year's sales are coming in below our initial expectations of mid-single-digit growth, 2025 to date has been a year of significant accomplishment for Trex despite market headwinds. I'm confident that our strategy for long-term growth positions us to realize significant gains as R&R spending recovers.

Demonstrating this confidence, our Board of Directors has authorized a $50 million share repurchase program. I'm pleased to ask our new Senior Vice President and CFO to handle the third quarter financial review. Prith Gandhi only came on board a month ago, but he's already making a positive difference at Trex. Prith?

Prithvi Gandhi

Thank you, Bryan, and good evening, everyone. I'm pleased to deliver my first financial review as Chief Financial Officer of Trex. I know many of you already and look forward to reconnecting and getting to know the Trex investors and other analysts who cover Trex.

With that, I'll now review our third quarter 2025 and year-to-date results. Unless otherwise stated, all comparisons are on a year-over-year basis compared to the third quarter and first 9 months of fiscal 2024.

In the third quarter, net sales were $285 million, an increase of 22% compared to $234 million in 2024, driven by growth across product range, which was led by strength in railing as well as the lack of channel inventory destocking that we experienced in Q3 of last year. Gross profit was $115 million, a 23.9% increase from $93 million and gross margin was 40.5%, a 60-basis-point expansion from 39.9% in the prior year. This increase is primarily the result of lower labor costs and production efficiencies from our continuous improvement programs.

Our level loading program, which Trex has previously discussed, delivered a positive impact in Q3. Our strategic investments in the third quarter included onetime start-up costs related to the Arkansas facility of $1.4 million and onetime railing conversion costs of $0.3 million. Excluding these items, adjusted gross profit was $117 million.

Selling, general, and administrative expenses were $45 million or 15.8% of net sales compared to $39 million or 16.6% of net sales in the prior year. This increase is primarily related to higher spending on branding and IT as we continue to advance on our marketing strategy and new product innovation, two elements essential to our success as the category leader in composite decking and railing.

In the third quarter, onetime expenses related to digital transformation activities and the start-up of the Arkansas facility were approximately $2.4 million. Excluding these one-time expenses, SG&A expenses were $43 million or 15% of net sales. Net income was $52 million in the third quarter or $0.48 per diluted share, an increase of 27.7% from $41 million or $0.37 per diluted share.

Excluding the previously mentioned onetime charges incurred in the third quarter, adjusted net income was $55 million or $0.51 per diluted share. Adjusted EBITDA was $90 million, up 33% compared to $68 million in the prior year and by sales growth across our product lines, expanded gross profit margin, and stable year-on-year SG&A expense.

From the year-to-date perspective, net sales for the first nine months of 2025 totalled $1 billion, a 3% increase compared to $984 million in the first nine months of 2024. Net income was $188 million or $1.75 per diluted share; a 13% decrease compared to $217 million or $1.99 per diluted share. Excluding onetime charges incurred year-to-date, adjusted net income was $198 million or $1.84 per diluted share and adjusted EBITDA was $314 million.

Year-to-date, operating cash flow was $293 million compared to $152 million in 2024. The increase was primarily due to the timing of working capital changes related to our level loading and channel inventory strategy. We anticipate ending the year with inventory levels at approximately the same level as the end of year 2024.

Given our continued strong cash flow generation, we will look to repurchase up to $50 million in Trex shares through the end of 2025, depending on equity market conditions. We have invested $188 million in capital expenditures year-to-date, primarily related to the building out of the Arkansas facility.

Now turning to our guidance for the remainder of 2025. As noted in today's earnings release, we now expect several factors to impact fourth quarter sales, bringing them well below our original expectations. As Bryan mentioned, we expect consumer demand to remain muted in the fourth quarter, which is also the seasonally slowest time of the year. In addition, we expect our pro channel partners to lower their inventories through the end of the year.

Due to these factors, we are revising our full year net sales and adjusted EBITDA margin guidance ranges. We now expect full year net sales to range from $1.15 billion to $1.16 billion, approximately flat with our reported sales in 2024. We also expect our full year adjusted EBITDA margin to range from 28.0% to 28.5%. This net sales guidance implies a Q4 sales range from $140 million to $150 million.

The implied low-double-digit Q4 adjusted EBITDA margin considers the impact on gross margin of reduced capacity utilization rates and continued spending on branding and marketing to accelerate future growth.

Full year guidance for our other financial metrics include SG&A expenses to be approximately 16.5% to 17.0% of net sales on an unadjusted basis; interest expense, less than $2 million; and depreciation in the range of $60 million to $65 million for the full year.

We are projecting an effective tax rate of approximately 26%, and capital expenditures are projected to be approximately $210 million to $220 million for the full year as we continue the development of the Arkansas campus. The change is related to the timing of cash flows related to the completion of the project.

With that, I will now turn the call back to Bryan for his closing remarks. Bryan?

Bryan Fairbanks

Thanks, Prith. Our business landscape is changing. Recent merger and acquisition activity in both the pro-channel and the home centers has increased the importance of brand recognition and product differentiation in capturing end market demand. As the market leader with the largest network of contractors, dealers, distributors, and home centers, Trex is best positioned and fully committed to gaining the greater share of the industry's long-term growth opportunities.

Operator, I'd now like to open the call to questions.

QUESTION AND ANSWER

Operator

We'll now begin the question-and-answer session. To ask a question, please press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. If at any time your question has been addressed or you would like to withdraw your question, please press “*” then “2.” We ask that you limit yourself to one question and one follow up. At this time, we will pause momentarily to assemble our roster.

The first question today comes from Ryan Merkel with William Blair. Please go ahead.

Ryan Merkel

Hey, everyone. Thanks for the question. Bryan, I want to start off with sell-through. What was it in the third quarter? I know you said the fourth quarter, you're assuming the same. But also, what was the surprise in the quarter? Where was the slowdown? Was it the pro channel? Was it retail? Just any more color there? And also on cadence, it sounds like it slowed after July?

Bryan Fairbanks

Yes. On a year-to-date basis, we saw a low-single-digit sell-through. As we had our last earnings call, we did see that accelerate in June and July, giving us some confidence that, that was going to continue as the year went on. Come August and September, we did not see that go on. And it wasn't channel dependent. It was really across all of the channels.

Now we expect on a full year basis from a sell-through perspective to be low-single-digit on the year. While revenue will be flat with the prior year, we do expect to see some inventory come out of the channel, which will support that growth.

Ryan Merkel

Okay. Got it. And then can you just clarify, why now that you're increasing the marketing spend and the SG&A? Is it the soft market? Is it new products? Is it rising competition? And I just want to clarify if you're guiding SG&A to 18% of sales in '26? It sounds like you are, but I just want to clarify.

Bryan Fairbanks

Yes. We are guiding to 18%. And we feel that the marketing is extremely important, especially in a softer market to make sure that we are getting the Trex name in front of anybody who may be building a deck. We are also seeing more competitive spending from others out there in the marketplace. So, backing away from that in a weaker market, we don't feel is the right thing to do.

We've got some great messaging out there. We are starting to see improvements with that early indicator side of things. We just need a little bit better consumer confidence around that and a better feeling around Repair and Remodel. And I think we'll start seeing some very attractive growth rates again.

Ryan Merkel

All right. Thanks for the color. I will pass it on.

Bryan Fairbanks

Thanks, Ryan.

Operator

The next question comes from Collin Verron with Deutsche Bank. Please go ahead.

Collin Verron

Good evening. Thank you for taking my questions. I guess just given the lower inventory in the channel in the fourth quarter and the weaker trends that you're seeing, like any kind of handle you can give around how you're thinking about early 2026 and the load-in ahead of decking season for next year, just given the softer demand that you guys are seeing as we exit this year?

Bryan Fairbanks

I expect that we will see a robust Early Buy. I don't worry as much about Early Buy, per se. It's about getting that product staged for when the season turns on. I'm more concerned about the overall growth for the year. We've got our normal programs put together. We will get product staged out in the marketplace. We haven't laid out those targets as of yet. We'll give more detail in the end-of-the-year call on that. But I expect the program to be similar to what we've seen in prior years.

Collin Verron

Okay. And then on SG&A spend, any -- how quickly does that SG&A spend usually turn into sort of an acceleration in demand in periods past where you might have seen a little bit of a softer R&R and you ramp up that spending? I guess, just curious as to how quickly you think you can see a return on that money?

Bryan Fairbanks

I think the best way to look at it is from an overall industry perspective. We've got a Repair and Remodel industry that's going to be down, low-single-digits. We expect our sell-through is going to perform up low-single-digits. So that spending that we're doing from a branding perspective as well as the industry that we're in, the conversion opportunity against wood does give us a better opportunity for payoff with that additional spending.

And I mentioned to the last question that came up, we are seeing a more competitive market environment from a spending perspective related to others that are out there advertising. We need to make sure that Trex name is in front of buyers as they're looking to make that decision. So more than just about having the product everywhere that consumer is going to be buying, we want to make sure that they're walking in the door to make the purchase or they're sitting with their contractor, they've already made that Trex decision.

Collin Verron

All right. Thank you very much.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Susan Maklari with Goldman Sachs. Please go ahead.

Susan Maklari

Thank you. My first question is on the pricing side. Bryan, you had talked about realizing some low-single-digit pricing in the past. I guess, given the environment that we're in, are you still expecting that to come through or can you talk a bit about price cost and how that is coming together?

Bryan Fairbanks

We did take some pricing coming out of the second quarter. We also talked about not really realizing much of that pricing during the third quarter. We did have people buy ahead, and we went ahead and shipped that, of course, during the quarter itself. We saw a little bit come through in September, and then, of course, with lower revenue in the fourth quarter, you don't see too much impact for that.

Susan Maklari

Right. Okay. And then maybe turning back to brand. You obviously have a very well-established brand and something that is recognized by a lot of consumers. As you think about spending on the marketing and helping to drive that recognition, are there things that you're changing in your approach to your ad and marketing spend? And how are you able to leverage some of the investments you've made in the last couple of years around digital and data gathering to further that and make sure that that spend is really effective?

Bryan Fairbanks

Yes. Jodi Lee, who is our Senior Vice President of Marketing, joined us, I guess, about five, six months ago at this point, and we're already starting to see the benefits of some of the changes that she's making from a messaging perspective, how we're getting in front of those consumers. I expect as she gets a full year under her belt and we move into next year, that we even have more engaging programs related to that marketing message. So, I'm pretty excited about the things that are on the plate as we move forward.

Susan Maklari

Okay. Thank you, good luck with the quarter.

Bryan Fairbanks

Thank you.

Operator

The next question comes from Rafe Jadrosich with Bank of America. Please go ahead.

Rafe Jadrosich

Hi, thanks for taking my question. Bryan, how do you feel about the conversion rate of wood to composite and your market share trends within the category today versus where it's been historically or maybe year-to-date versus where it's been historically?

Bryan Fairbanks

Yes. Last quarter, we reported that through the end of 2024, there was 170 basis points of conversion from wood to composites. I don't have new data since that time frame. We do have pieces of data that come in from the channel itself, and what we are seeing is that there is continued conversion that's out there. I wouldn't say it's probably fine enough that I could put a basis point of conversion on it. But the data would indicate that consumers are still trending towards those composite products.

Our strategy with our Enhance® Basics, which is really that wood fighter at about 2x the price of wood, and then our Enhance® Naturals product, roughly 3x the price of wood, giving that consumer the opportunity to see they can afford a Trex deck and be able to move up to a higher-end aesthetic with that Enhance® Naturals. That continues to be an effective strategy.

Rafe Jadrosich

Okay. And then just with the conversion continuing, just kind of understanding the step-up in SG&A, you mentioned in the release that you're going back to sort of the pre-COVID level. I have to go back to 2017 to get to 18 -- around 18% of SG&A as a percent of sales. Your sales base is 2x higher than that point. Is this sort of -- this level of spend like a catch-up where there's been underinvestment, and this is an opportunity? Or do we think about it as this is sort of just an appropriate longer-term run rate?

Bryan Fairbanks

We recall, during COVID itself, we pulled way back on the marketing side of things. So, we're back to a more normalized type marketing. It's really in reaction to two things: first, the weaker market condition. We believe that, that sales -- excuse me, that marketing in conjunction with our sales effort can drive better opportunity for us in the marketplace. And longer term, as we move forward and we start getting back to the growth levels that Trex is normally used to, I expect that we'll be able to see some leverage opportunities within SG&A again.

Rafe Jadrosich

Okay, great. Thank you.

Operator

The next question comes from Keith Hughes with Truist. Please go ahead.

Keith Hughes

Thank you. Question: sell-through is lower than you've anticipated, as you said, but it seems like a pretty drastic reduction in production and ordering from your customers. Are they anticipating business to continue to deteriorate going into next year?

Bryan Fairbanks

We are expect -- we had an original expectation that we were going to be 5% to 7%. And instead, we expect that to be in low-single-digit levels. So that difference is really what's coming out. We're seeing the largest piece of that, of course, in the fourth quarter of this year. I'm not expecting anybody to be building any inventories as we move into the end of the year.

I think the other piece that's important to note is the channel has gotten better in managing inventory. We have a lot of different SKUs between the different decking colors that we have, the different railing products that we have. And our channel partners continue to get more efficient each year in the way they're running their supply chains. So that's why we expect the inventory to be down.

As we move out into next year, we're coming off of three years of down Repair and Remodel, more and more pent-up demand out there. And at some point, that's going to break free, and we'll be ready to take advantage of it.

Keith Hughes

If sell-through stays where it is, will you run back -- go back to some normal production in the first quarter?

Bryan Fairbanks

We will finish our inventory roughly in line with where we were last year. And we'll keep that -- will be a little bit of an increase in the new year. If we see stronger market conditions, we'll be able to bring on a couple of more lines without any issue.

Keith Hughes

Thank you.

Operator

The next question comes from Ketan Mamtora with BMO Capital. Please go ahead.

Ketan Mamtora

Thank you. Bryan, can you just remind us, some of the incremental cost that you had in the first half of '25 related to Enhance® retooling, should we expect that to sort of reverse in 2026? And how much can you quantify that for us?

Bryan Fairbanks

We didn't call that specifically out as a one-timer. It was under $5 million in the first half, the majority of it in the first quarter and then a much lesser piece of it in the second quarter. But no, I would not expect that to repeat next year.

Ketan Mamtora

Understood, got it. And then any sort of early read into how CapEx would shake out for 2026, given that you are sort of almost at the end of the big Arkansas plant?

Bryan Fairbanks

Yes. We still have $40 million, $50 million of Little Rock to go that will be in next year. And the other side of our cap spending will be down considerably as well. So, we've talked about maintenance of business CapEx being in the 5% to 6%, but probably even the next few years because we have a new plant that it could be a little bit lower than that. We're probably looking around the $100 million range or so.

Ketan Mamtora

That’s all in, Bryan?

Bryan Fairbanks

Yeah.

Perfect. Okay. Got it. Thanks very much. Good luck.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Tim Wojs with Baird. Please go ahead.

Tim Wojs

Hi, guys. Good afternoon. Hey, Bryan, on the gross margin headwinds in 2026, the 250 basis points that you're talking about with D&A and just railing mix, are there any offsets to that we should think about? Because I guess if we have a couple hundred basis points next year of margin compression, it does seem like it might be hard to actually generate gross profit growth or EBITDA growth. Just trying to kind of understand what might offset that mix-to-mix headwind?

Bryan Fairbanks

We've got some other costs that are coming into the business as well. Of course, you've got higher labor cost, just general inflation that comes in. Our continuous improvement program should be offsetting that side of the business right now. We're calling this out specifically because this depreciation is coming in. We don't have an offset for it next year.

The following year, as we get into production in Little Rock and we lay out the most optimum footprint for our production levels, then I think there is opportunity to be able to offset that. And then from a mix perspective, this is related to tariffs on many of the new products that we have coming in. Whether it's aluminum or steel that's being sourced here in the U.S., the prices of those products have gone up because of tariffs or whether we're bringing it in from overseas. So we are not able to capture all of the revenue from the -- to offset those tariffs in the general market conditions at this point.

Tim Wojs

Okay. Okay. Understood. And then I guess as you think about the sell-through numbers this year, just to clarify that, the low single digits, does that include or exclude the double-digit growth that you're seeing in railing?

Bryan Fairbanks

Includes.

Tim Wojs

Okay. Sounds good. Thank you, guys.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Michael Rehaut with JPMorgan. Please go ahead.

Michael Rehaut

Thanks. Good afternoon, everyone. Just wanted to see if I could get a little more granular, if possible, on the 3Q, 4Q, the 3Q miss versus guidance and 4Q reduction. In total, it's about $65 million plus or minus a little, $15 in the third quarter. Just trying to get a sense when you think about that, how much is just due to the softer market backdrop relative to your prior expectations versus the reduction in inventory? And also, just trying to understand maybe by price point, there was some differentiation in the market earlier in the year in terms of low end versus mid- to high end and if you're seeing any differentiation in the second half?

Bryan Fairbanks

Sure. Through the numbers that we already provided, we assumed a prior guidance, 5% to 7% growth, same thing from a sell-through perspective. Now we're talking about a low-single-digit type growth. So, let's call it roughly half of it, a little bit more is coming from market weakness side of it and the remainder is coming out of inventory within the channel.

As it relates to the various product lines, if we look back the past couple of years, excluding 2025, we did see meaningful differences at the high end of the market versus the entry-level products. That has not been nearly as impactful. It's really just been kind of broad based at this point, where there isn’t any one level of the product line that's over performing or underperforming. We've just seen it kind of across the entire decking/railing side of the business. Now we did mention with the new products, railing is growing nicely. But again, from a decking perspective, there's really no major difference from a growth perspective, the high versus the low.

Michael Rehaut

Okay. I appreciate that, Bryan. Also, I just wanted maybe a little clarification, if possible, around the 18% SG&A number for next year, if that's kind of a percentage that you would peg to any top line number or is it more of a comment on an absolute basis where you're trying to peg a certain dollar number and that 18% could be higher or lower based on how revenues actually come out?

Bryan Fairbanks

With the planning that we're working on at this point, we believe 18% is -- the number will be it -- obviously, that could change if we see a considerably stronger market or a considerably weaker market on it. It's this planning number we have for everybody right now.

Michael Rehaut

Okay. So maybe asked another way, would that 18% reflect kind of like a low-single-digit type top line growth, which if you're thinking maybe the market is flat and composite outperforms a little bit? Is that a reasonable way to think about it?

Bryan Fairbanks

We'll provide further guidance on revenue during the end of the year call.

Michael Rehaut

All right. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from John Lovallo with UBS. Please go ahead.

John Lovallo

Hey guys. Thank you for taking my questions. The first one is, any thoughts on your largest competitor gaining some business with Boise Cascade and if this at all changes your strategy with Boise?

Bryan Fairbanks

No, it does not change our strategy with Boise. I think what you've seen with various distributor announcements just recently here is just normal end of the year type movements as you see products coming into a location that really hadn't been carrying much, much in the way of decking. And then in other cases, locations that are moving over to Trex which are moving out of competitive product along the way. So, I wouldn't read too much into that.

John Lovallo

Okay. And then I know it's tough to tell in a short period of time, but do you get any sense that you're seeing share shifts among you and your largest competitors keeping the wood side out of the equation just on the composite side?

Bryan Fairbanks

Our sales team were very active in the market, tracking what our contractors are doing, understanding overall market growth of where we are. We're not seeing indications of that at the ground level.

John Lovallo

Okay. Thank you, guys.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Trey Grooms with Stephens. Please go ahead.

Trey Grooms

Hey good afternoon. And kind of touching again, I know this has been discussed a lot, but the 18% SG&A next year, I think branding costs have historically run about 6% or so of sales, if memory serves me. And -- so is that roughly the way we should be thinking about branding spend as part of the kind of 18% SG&A mix? Or would it be higher here as you ramp?

Bryan Fairbanks

Absolutely. As we -- this year, you've seen a higher branding spend. Next year, we expect that will be elevated again in a weak market background. We haven't provided a specific percentage on that. We can do that in the next call. But I assume a good portion of that is related to marketing.

Trey Grooms

Yes. Okay. And then I think it was touched on just a bit here, but -- any way that we could -- you could maybe help us think about how this increase in branding or this ramp could translate into or maybe drive more demand, how quickly this spend could kind of translate into better dollars -- revenue for you guys?

Bryan Fairbanks

What we have seen is with the increased branding this year, we've seen the purchase indicators increase. We've not seen that turn into the level of sales growth that we're satisfied with. But it definitely shows there's consumer interest in doing decking projects in the marketplace. So, we do need a little bit of an economic tailwind to start breaking some of these projects free. But backing off on marketing and waiting for those tailwinds to start is not going to be an effective strategy, especially when our competitors are out with very, very heavy marketing spend.

Trey Grooms

Yes. Understood. Thanks, Bryan, for taking my questions. Best of luck.

Bryan Fairbanks

Thanks, Trey.

Operator

The next question comes from Jeffrey Stevenson with Loop Capital. Please go ahead.

Jeffrey Stevenson

Hi, thanks for taking my question today. So, Bryan, given the step down that you expect in 2026 CapEx expectation, could that give you some flexibility to increase other capital priorities such as share repurchases, given the higher expected free cash flow generation next year?

Bryan Fairbanks

I think you're already seeing the first example of that, where we do expect that we will be in the market depending upon market conditions to buy back $50 million of shares. We have been somewhat muted in being into the marketplace because there has been a lot of capital going into the -- going into Little Rock. But over the longer term, we will be generating a significant amount of free cash flow. If you look at the years when we generate that cash flow, in a lot of cases, we use it for buybacks. So, there'll still be opportunities for that. So, this is the first indicator of usage of that higher free cash flow.

Jeffrey Stevenson

Got it. That makes sense. And I was wondering if you could give additional color on the recent expanded partnership with Weekes Forest products, which helps further strengthen your relationship with Snavely? Can you talk about how this strengthens your Midwest distribution footprint? And could there be additional opportunities to further expand partnerships with key distribution partners after the Boise announcement caught some investors by surprise?

Bryan Fairbanks

We're really pleased with the relations to furthering of our relationship with Weekes. Minneapolis marketplace is a significant marketplace, and we felt that they'd be a great addition. Beyond that, I'm not going to get into any of the other commercial agreements we may be working on.

Jeffrey Stevenson

Okay. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Trevor Allinson with Wolfe Research. Please go ahead.

Trevor Allinson

Hi, good evening. Thank you for taking my questions. First question related to your long-term EBITDA margin targets with the increased expectation for SG&A spending. You've called the new level of SG&A spend as being normalized. So, should we think of the long-term EBITDA margin target still being around 34% or did the prior margin target assume a little less competition in the market and thus, the higher SG&A spend reduces your long-term target from that 34%?

Bryan Fairbanks

That 34% assumed a much stronger underlying Repair and Remodel marketplace in a mid-single-digit type level. We haven't seen that in three years. Hopefully, we'll see it next year, but I would say the indicators aren't great, I'd be happy if we start to see growth back in Repair and Remodel as we get into next year. So, it would be a real challenge to be able to achieve that level by our original target date. But we do need to see that underlying economic strength to be able to get to those kinds of numbers.

Trevor Allinson

Okay. Makes sense. And then second question on year-end inventory. I think we've been at or somewhat below normalized inventory exiting the year in the last few years. Can you talk about where you're expecting days of inventory in the channel to be, exiting 4Q this year versus more normalized levels? Thanks.

Bryan Fairbanks

Yes. We've talked in the past about weak supply. Generally, end of the year tends to be a little bit higher just because you've got lower demand in that six-to-eight-week type range, then during the busy part of the season, you're going to be right around that four week range or so. So, we think that six to eight weeks probably is on the lower end of that part of it. I'm not all that worried about it from an inventory perspective because it is a slower part of the season. And I expect our distributors as well as dealer partners will take advantage of the Early Buy opportunities that are presented.

Trevor Allinson

Thank you for all the color and good luck moving forward.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Anthony Pettinari with Citi. Please go ahead.

Anthony Pettinari

Good evening. You mentioned the mix in railing and Arkansas depreciation reducing the gross margin next year by 250 bps. I was just wondering if there's any kind of cadence for that in terms of the year-over-year headwind? Is it pretty weighted pretty evenly over the four quarters of the year because they can potentially kind of dissipate into the end of the year or is there any kind of cadence we should keep in mind when we model it out?

Bryan Fairbanks

I mentioned the two-third, one-third split. The one-third is going to be pretty consistent by quarter. The two-thirds of it will build over the course of the year as we check out all of the lines that depreciation will turn on. So, you'll start to see that late in Q1, building in Q2 and then into Q3.

Anthony Pettinari

Okay. That's helpful. And then I'm just curious, I mean, when you talk to channel partners and contractors, is there any common theme in terms of the consumer, the end buyer in terms of what maybe has created this sort of extra caution? Are there increased concerns around job loss or tariffs or, you know, obviously, you have a lot of partners and channels, but I'm just curious kind of qualitatively, if there's any theme that kind of came up as you saw this just increased caution from buyers?

Bryan Fairbanks

Yes. I do hear all of those, more from just a general economic perspective of people stepping back, making sure that they have job security. When I talk to our contractors, the biggest thing that we hear back from their perspective, it is a more competitive marketplace. And when they're out, and they have job opportunities. Generally, speak of that consumer, where a couple of years ago, they might be getting one or two contractors coming in.

Now in many cases, they've got four coming in to give them bids. So, people are really looking for the best deal that they can get on the projects. And I'm sure not all of them are coming to fruition if they don't get to the numbers they're expecting.

Anthony Pettinari

Okay. That’s very helpful color. I will turn it over.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Phil Ng with Jefferies. Please go ahead.

Phil Ng

Hey, Bryan. In the past, you guys would give us an early look on EBITDA margins for next year.

If I kind of take your framework you've given us for this year, call it, 28%, 28.5% EBITDA margin, you called out a few headwinds, 80 basis points on mix on the gross margin side, 30 basis -- 300 basis points, give or take, on SG&A. Is that the right way to think of it?

Just taking the '25, and those would be the drags? Is there any offset we should be mindful of? I mean, certainly, volume leverage will be impactful, and you're obviously taking some downtime in the fourth quarter to work down inventory. But help us think through what EBITDA margins could look like next year, at least directionally?

Bryan Fairbanks

Yes, I'd love to give you some additional detail on that. And you're right. Normally, we would provide some commentary on that during our third quarter call. Given the difficulty in understanding where the consumer is, what things are going to look like for next year, we're not going to try to do that in this call. We will give definitely more detail as we get into the end of the year call.

Phil Ng

I mean; I guess let me ask it differently. Do you have any offsets that we should be mindful that on the continuous improvement side that should kick in that you guys are looking to tackle, or...?

Bryan Fairbanks

I did mention earlier that we will have continuous improvement activities that will be underway. Those activities will offset other inflation, other costs that are coming into the business. We're calling out this 250 now because we don't have this 250 covered.

Phil Ng

That's helpful. Any early read in terms of the placement with the channel, whether it's on the pro wholesale side or retail? I know there's been some consolidation. The distribution side in the West Coast, that might be an opportunity for you guys at one of your bigger retail channel partners. But just any early look? And you talked about the competition being more elevated on the market side. Anything on the rebate side which we should be mindful of as well?

Bryan Fairbanks

Yes. There's always going to be commercial discussions underway with all of the larger partners that are out there. We do expect that there will be some additional pressures from an incentive perspective in the marketplace as well, especially with some of the larger providers of sales opportunity.

Phil Ng

Okay. Appreciate the color. Thank you so much.

Bryan Fairbanks

Thanks, Phil.

Operator

The next question comes from Kurt Yinger with D.A. Davidson. Please go ahead.

Kurt Yinger

Great. Thanks. Just one question for me. On the railing side, I believe there were certain retail shelf space adds this year that have been beneficial. How do you think about the ability to sustain this year's momentum into 2026 as you potentially lap that? And is the pro channel performance pretty comparable as we look between the two?

Bryan Fairbanks

What we tend to see with new product launches and shelf space wins, whether it's in the pro channel or within retail, that it continues to build over the first couple of years. So, we've been very pleased with what we've seen with the new products this year.

We expect that we will see considerable opportunity as we take advantage of that share -- that space on the shelf, as well as working with contractors to be able to convert them away from competitive products. So, we're confident that we've got the right strategy as we drive forward on railing.

Kurt Yinger

Okay. Appreciate the color. Thank you.

Bryan Fairbanks

Thanks.

Operator

The next question comes from Matthew Bouley with Barclays. Please go ahead.

Matthew Bouley

Good evening, everyone. Thank you for taking the questions. On the comments that your competitors are out with heavy marketing spend, I'm wondering if that has had an impact on market share at the dealer or contractor level already? Or is it not yet, but you're seeing the marketing out there and you want to prevent the share shifts? Or perhaps your retail partners are asking for more marketing spend? Just kind of help us understand how that lay of the land is playing out? Thank you.

Bryan Fairbanks

As I mentioned to an earlier question, we've not seen those share shifts. We do keep a close look from a ground level perspective. But we also recognize that it is a very competitive marketplace. We've got aggressive competitors in the market. They're spending a lot on marketing and dialing back -- when we're starting to see those consumers come through and see the purchase indicators improving with it -- we think, would be the wrong way to go.

Matthew Bouley

Okay. Understood. And then secondly, I think you said earlier that you're looking for inventory levels to be, I think you said flat year-over-year to end 2025 and correct me if I'm wrong. But is there a scenario where you would look to take down inventory levels, depending on how the market is shaping up? Thank you.

Bryan Fairbanks

We saw a really significant shift in the market from a downward perspective. I don't see indicators of that at this point. But again, I don't see anything that would cause that to be the case right now.

Matthew Bouley

Okay. Thanks, Bryan. Good luck, guys.

Bryan Fairbanks

Thanks, Matt.

Conclusion

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Bryan Fairbanks for any closing remarks.

Bryan Fairbanks

Thanks for participating in today's call. We look forward to seeing you at upcoming conferences and meetings. Good evening.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.